UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 6, 2013

LITHIUM TECHNOLOGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-10446	13-3411148
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

10660 Page Ave, 1222 Fairfax, Virginia	22038
(Address of Principal Executive Offices)	(Zip Code)

Our telephone number, including area code: (571) 207-9058

_________________

10379B Democracy Lane Fairfax Virginia	22030

___________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of us under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On 6 September 2013, the Registrant, at its board of directors meeting, considered the resignations tendered by directors Clemens van Nispen and Rien Nuijt. Mssrs. van Nispen and Nuijt, representatives of Arch Hill Capital N.V. and certain of its affiliates (the “Arch Hill Parties”) had become directors of the Registrant in late 2012 on an interim basis to assist in a smooth leadership transition concurrent with the conversion by the Arch Hill Parties of substantially all of the Registrant’s debt owed to the Arch Hill Parties into equity (as a result of which the Arch Hill Parties held approximately 57% of the outstanding equity of the Registrant), and the Arch Hill Parties’ subsequent sale of that interest in the Registrant to VRDT Corporation. The transactions resulted in VRDT Corporation, through its wholly-owned subsidiary, becoming the majority shareholder of the Registrant. In connection with the advancement of the Registrant’s continuing commercialization efforts since the Arch Hill Parties’ disposition of their shares in the Registrant, the Board, collectively, and Mssrs. Van Nispen and Nuijt, individually, determined that the timing was appropriate for them each to resign their positions on the Board and facilitate the possible appointment of new directors by the remaining directors or the Registrant’s stockholders. As a result of the resignations of the two directors, the Board now consists of Graham Norton-Standen, Martin Koster and William Armstrong.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, we have duly caused this report to be signed on our behalf by the undersigned hereunto duly authorized.

Date:  September 12, 2013

LITHIUM TECHNOLOGY CORPORATION (Registrant)

By:	/s/ Martin Koster
Martin Koster
Chief Executive Officer